EXIT FINANCING
TERM SHEET
FOR

OTTER TAIL AG ENTERPRISES, LLC,
AS DEBTOR IN POSSESSION
IN BANKRUPTCY CASE NO. 09-61250
UNITED STATES BANKRUPTCY COURT, DISTRICT OF MINNESOTA

AGSTAR FINANCIAL SERVICES, PCA, (“AgStar”) as the administrative agent for the banks to be determined (the “Banks”) hereby provides OTTER TAIL AG ENTERPRISES, LLC, a Minnesota limited liability company (the “Debtor”), with the following proposal for the exit financing pursuant to the terms of a plan of reorganization which is acceptable to AgStar and the Banks.  THIS PROPOSAL IS NOT A COMMITMENT TO LEND, but does evidence our sincere interest in providing the financing required by the Debtor upon its emergence from the pending Chapter 11 case.

Reference is made herein to the following AgStar Prepetition Loan Agreements (collectively, the “AgStar Prepetition Loan Agreements”):

a.	Master Loan Agreement dated March 28, 2007;

b.	First Supplement to the Master Loan Agreement dated as of March 28, 2007;

c.	Amended and Restated Master Loan Agreement dated as of June 23, 2008;

d.	Amended and Restated Second Supplement to the Master Loan Agreement dated as of June 23, 2008; and

e.	Second Amended and Restated Third Supplement to the Master Loan Agreement (the “Prepetition RLOC”) dated as of June 23, 2008.

Unless otherwise expressly defined herein, capitalized terms used herein shall have the same meaning ascribed to them in the AgStar Prepetition Loan Agreements.  Terms and conditions of the exit financing proposal are as follows:

Debtor:
Otter Tail Ag Enterprises, LLC, a Minnesota limited liability company, as Debtor in Possession in its Chapter 11 case in the United States Bankruptcy Court, District of Minnesota (the “Debtor’s Chapter 11 Case”).

Lender:	AgStar Financial Services, PCA, as administrative agent for the Banks.
Credit Facilities:
A term loan, representing the unpaid balance of the existing term note in addition to the unpaid balance of the term revolving note, not to exceed the original combined amount of $35,000,000.00 (the “Term Loan”).

A 364-day revolving credit facility in an amount not to exceed the lesser of (a) 75% of Eligible Accounts and Eligible Inventory or (b) $4,000,000.00 (the “Revolving Loan”).

The Term Loan and the Revolving Loan are hereinafter referred to as the “Loans.”

Closing Date:	A date not later than 10 Business Days following the entry of a confirmation order (the “Confirmation Order”) confirming the Debtor’s plan of reorganization (the “Plan”).
Purposes:
The Loans contemplated by this term sheet may be used by the Debtor for (a) working capital purposes, (b) payment of professional and United States Trustee fees as set forth in the Plan; (c) payment of any amounts necessary to obtain the release of subordinate liens and security interests in any of the Collateral in an amount acceptable to AgStar in its sole discretion; and (d) such other purposes as may be acceptable to AgStar in its sole discretion.

Maturity Dates:	The Term Loan will mature on June 1, 2013. The Revolving Loan will mature 364 days following the effective date of the Plan.
Interest:
The outstanding principal amount of the Term Loan shall bear interest at a fixed rate equal to 6.5% per annum through May 31, 2013, provided, however, that such rate will be adjusted to reflect any changes in the three-year U.S. Treasury bond rate of interest between the date of this term sheet and the effective date of the Plan.

Accrued interest on the Term Loan will be paid in arrears monthly on the first day of the first three (3) calendar months following the effective date of the Plan.

The outstanding principal amount of the Revolving Loan shall bear interest at a fixed rate equal to 6.5% per annum through May 31, 2013,  provided, however, that such rate will be adjusted to reflect any changes in the three-year U.S. Treasury bond rate of interest between the date of this term sheet and the effective date of the Plan.

Accrued interest on the Revolving Loan will be paid in arrears monthly on the first day of each calendar month beginning with the first calendar month following the effective date of the Plan.

The default rate of interest will be 2.00% higher than the rate otherwise payable.

Amortization:
The Term Loan will be payable in (i) a special principal payment of $3,150,000 on the first day of the first calendar month following the effective date of the Plan and (ii) the balance of the Term Loan in equal monthly installments of principal and interest sufficient to fully amortize the Term Loan over 10 years from the effective date of the Plan, beginning with the first day of the fourth calendar month following the effective date of the Plan.

The Revolving Loan will be payable in full on its applicable maturity date.

Security:
The Term Loan and the Revolving Loan will be secured by a first priority perfected security interest in all of the real and personal property of the Debtor, whether now owned or hereafter acquired (the “Collateral”), subject only to such other liens and encumbrances as may be acceptable to AgStar.

Accrued Default Interest:
All default interest provided by the AgStar Prepetition Loan Agreements will be deferred until June 1, 2013.  Provided the Debtor does not default in the performance of its obligations under the Loan Documents, the Loan Documents will provide that such default interest will be waived by AgStar on June 1, 2013.

Plan of Reorganization:
The Debtor shall file the Plan, which must be acceptable to AgStar and MMCDC New Markets Tax Fund (“NMF” and collectively with AgStar, the “Prepetition Lenders”), on or before February 28, 2010 (the “Plan Date”).

At a minimum, the Plan shall not be deemed acceptable to the Prepetition Lenders unless:

•      The Plan provides for and treats the Prepetition Lenders as  fully secured creditors;

•      The Plan provides for the financing set forth in this Term Sheet;

•      The Confirmation Order and the Plan provide that the assets of Debtor will be free from any and all subordinate mortgages, liens, and encumbrances, including any lessor’s interests, except as may be accepted by the Prepetition Lenders.

Conditions Precedent To Closing:	Entry of the Confirmation Order confirming the Plan which is satisfactory to AgStar on or before May 1, 2010;

Execution and delivery of an amended and restated Credit Agreement together with such other notes, mortgages, security agreements, control agreements, documents, and agreements as may be required by AgStar satisfactory to AgStar and the Banks (collectively the “Loan Documents”) which Loan Documents will contain representations; warranties; affirmative, negative and financial covenants (including, but not limited to, limitations on acquisitions, additional debt, bonuses, distributions, change in control, change in senior management, capital expenditures, disposition of assets and other covenants deemed appropriate by AgStar and the Banks); events of default; and remedies acceptable to AgStar and the Banks;

AgStar’s receipt of subscription letters, acceptable to AgStar (collectively, the “Subscription Letters”), (a) in an amount not less than $6,000,000.00 on or before January 15, 2010; and (b) in an aggregate amount not less than $12,000,000.00 on or before the Plan Date

Confirmation of equity contributions pursuant to the Subscription Letters to the reorganized Debtor of at least $12,000,000;
Payment to AgStar of an amount sufficient to reduce the outstanding principal balance of the Prepetition RLOC to an amount not greater than $4,000,000;
Delivery of a risk management plan reasonably acceptable to AgStar including a designated risk management officer;
Compliance with all conditions precedent required by NMF including payment of all interest and default charges due;

If not expressly provided in the Confirmation Order, execution of an agreement with U.S. Bank, as Indenture Trustee (the “Trustee”), and Otter Tail County (the “County”) regarding the resolution of the outstanding bond debt and the release of all liens, security interests or lessor interests in any of the assets of the Debtor; and

Compliance with all conditions precedent set forth in the Loan Documents.
Sale of Ethanol Facility:
If no Plan acceptable to the Prepetition Lenders is filed by the Plan Date, the Debtor shall file, within ten (10) Business Days thereafter, a motion to sell the Debtor’s assets, including the ethanol production facility, free and clear of interests, liens, encumbrances and claims pursuant to Bankruptcy Code § 363(b) and (f).  Such motion must be accompanied by sales procedures acceptable to AgStar, including that any such sale shall close not later than May 1, 2010.

Within ten (10) Business Days of filing such motion, the Debtor shall engage a financial advisor (the “Financial Advisor”) reasonably acceptable to the Prepetition Lenders to manage the sale of the ethanol facility.

Expenses:
The Debtor shall reimburse AgStar for all reasonable costs and expenses, including legal fees, consultant fees, appraisal fees, financial advisor fees, and other similar fees, costs and expenses in connection with the negotiation, documentation, execution, syndication and delivery of the Loans and the Debtor’s Chapter 11 Case.  AgStar shall be authorized to advance from the Loans an amount equal to such costs and expenses.

The above term sheet is subject to the consent and approval of the Banks.

If not acted on, these terms will expire on January 15, 2010, at 5:00 p.m. (CST).  Please return a signed copy of this letter to evidence your acceptance of the terms and conditions contained in this Term Sheet.

Sincerely,

AGSTAR FINANCIAL SERVICES, PCA,

/s/ Ron Monson
By:	Ron Monson
Its:	VP

SIGNATURE PAGE TO
EXIT FINANCING
TERM SHEET
FOR

OTTER TAIL AG ENTERPRISES, LLC,
AS DEBTOR IN POSSESSION
IN BANKRUPTCY CASE NO. 09-61250
UNITED STATES BANKRUPTCY COURT, DISTRICT OF MINNESOTA

This Term Sheet is accepted this 15th day
of January 2010 by:

DEBTOR:

OTTER TAIL AG ENTERPRISES, LLC
a Minnesota limited liability company

By	/s/ Anthony J Hicks
Name: Anthony J Hicks
Title: Chief Executive Officer